EXHIBIT 3.5

RESOLUTION TO FILE

CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES C PREFERRED STOCK OF

ICONIC BRANDS, INC.

Iconic Brands, Inc., a Nevada corporation (the “ Company ”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Articles of Incorporation of the Company, the Board of Directors of the Company has adopted the following resolutio n establishing a new series of Preferred Stock of the Company, consisting of One Thousand (1,000) shares designated “Series C Preferred Stock,” with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolutions:

RESOLVED, that the Company’s Board of Directors hereby approves the designation and issuance of the Series C Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company’s Executive Officers to proceed in filing the Certificate of Designation with the State of Nevada and to take such other action as shall be appropriate in connection with the issuance of the Series C Preferred Stock.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of the Nevada Revised Statutes.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated as of the 15th day of May, 2015.

ICONIC BRANDS, INC., a Nevada corporation

By:	/s/ Richard DeCicco
Name:	Richard DeCicco
Title:	President

Page 1 of 2

CERTIFICATE OF DESIGNATION

PREFERENCES AND RIGHTS

Of

SERIES C PREFERRED STOCK

(Pursuant to Section 78.1955 of the

Nevada Revised Statutes)

ICONIC BRANDS, INC. (formerly Paw Spa, Inc.), a corporation organized and existing under the laws of the State of Nevada (the “Corporation”), the certificate of incorporation of which was filed in the office of the Secretary of State of Nevada on October 21, 2005, as amended, hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to the authority of the Board of Directors as required by Section 78.1955 of the Nevada Revised Statutes, and in accordance with the provisions of its Articles of Incorporation and Bylaws, each as amended and restated through the date hereof, has and hereby authorizes a series of the Corporation’s previously authorized 100,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof, as follows:

Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as the Series C Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated and authorized shall be One Thousand (1,000). Each share of Series C Preferred Stock shall have a par value of $0.001 per share and a stated value of $1.00 per share (the “Stated Value”).

Section 2. Liquidation. Upon any Sale (as defined below), the holders of the Series C Preferred Stock, in aggregate, shall be entitled to receive out of the proceeds of such Sale (in whatever form, be it cash, securities, or other assets), a distribution from the Corporation equal to Seventy Six and Ninety Three One Hundredths percent (76.93%) of all such proceeds received by the Corporation prior to any distribution of such proceeds to all other classes of equity securities, including any series of preferred stock designated subsequent to this Series C Preferred Stock. Such proceeds shall be distributed among the holders of Series C Preferred Stock ratably in accordance with the respective outstanding share amounts held by such holder. The Corporation shall mail written notice of any such Sale, not less than 45 days prior to the distribution date stated therein, to each record Holder of Series C Preferred Stock. A “Sale” shall mean a sale of the majority of the assets held by, or majority of the membership interests (equity) of BiVi LLC. Other than with respect to a Sale, the Series C Preferred Stock will, with respect to rights on liquidation, dissolution and winding-up of the Corporation, rank on parity with the Common Stock.

Section 3. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” means the common stock, $.001 par value per share, of the Corporation, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Holder” means a registered holder of a share or shares of Series C Preferred Stock.

Page 2 of 2

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Iconic Brands, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

CERTIFICATE OF DESIGNATION
PREFERENCES AND RIGHTS
of
SERIES C PREFERRED STOCK 1000 shares @ $0.001 Par Value
of
ICONIC BRANDS, INC.

(continued on 2 pages)

3. Effective date of filing: (optional) May 21, 2015

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15